Exhibit 5.1

[Letterhead of Sonnenschein Nath & Rosenthal LLP]

        November 10, 2004

Young Broadcasting Inc.
599 Lexington Avenue
New York, New York 10022

  Re:
  Registration Statement on Form S-8 under the Securities Act of 1933

Ladies and Gentlemen:

        In our capacity as counsel to Young Broadcasting Inc., a Delaware corporation (the "Company"), we have been asked to render this opinion in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), covering 100,000 shares of Class A common stock, par value $.001 per share, of the Company (the "Shares") issuable in settlement of deferred stock units ("Units") awarded from time to time under the Company's 2003 Non-Employee Directors Deferred Stock Unit Plan (the "Plan").

        In that connection, we have examined the Restated Certificate of Incorporation and the By-Laws of the Company, both as amended to date, the Plan, the Registration Statement, corporate proceedings of the Company relating to the Plan and the Units and such other instruments and documents as we have deemed relevant under the circumstances.

        In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company with respect to the Plan and the Units to date.

        Based upon and subject to our examination described herein and the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that the Shares to be issued in settlement of Units awarded under the Plan will, when issued pursuant to and in accordance with the Plan, be validly issued, fully paid and non-assessable. The foregoing opinion is limited to Shares that are originally issued under the Plan.

        This opinion letter is limited to the specific legal issues that it expressly addresses, and no opinion may be inferred or implied beyond the matters expressly set forth herein. We express no opinion as to the law of any jurisdiction other than the General Corporation Law of the State of Delaware, as amended, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting same. We are not admitted to the Delaware Bar. In expressing our opinions set forth herein, we have reviewed and relied upon, without further investigation, such laws as published in generally available sources.

        We consent to the filing of this opinion letter, or a reproduction thereof, as an exhibit to the Registration Statement. In giving such consent, however, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated by the Securities and Exchange Commission thereunder.

        This opinion letter is rendered on the date set forth above, and we have no continuing obligation hereunder to inform you of changes in the applicable law or the facts after such date or facts of which we have become aware after the date hereof, even though such changes or facts could affect our opinions expressed herein.

Very truly yours,
SONNENSCHEIN NATH & ROSENTHAL LLP
By:	/s/ KENNETH A. ROSENBLUM A Member of the Firm